                                  EXHIBIT 99.1

                               FIRSTBANK NW CORP.
                             1998 STOCK OPTION PLAN

     SECTION 1. PURPOSE

     The FirstBank NW Corp. 1998 Stock Option Plan (the "Plan") is hereby established to foster and promote the long-term success of FirstBank NW Corp. and its shareholders by providing directors, officers and employees of the Corporation and its subsidiaries with an equity interest in the Corporation. The Plan will assist the Corporation in attracting and retaining the highest quality of experienced persons as directors, officers and employees and in aligning the interests of such persons more closely with the interests of the Corporation's shareholders by encouraging such parties to maintain an equity interest in the Corporation.

     SECTION 2. DEFINITIONS

     For purposes of this Plan, the capitalized terms set forth below shall have the following meanings:

     BOARD means the Board of Directors of the Corporation.

     CHANGE IN CONTROL shall mean an event deemed to occur if and when (a) an offeror other than the Corporation purchases shares of the stock of the Corporation pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities, (c) the membership of the board of directors of the Corporation changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period, or (d) shareholders of the Corporation approve a merger, consolidation, sale or disposition of all or substantially all of the Corporation's assets, or a plan of partial or complete liquidation. If any of the events enumerated in clauses (a) - (d) occur, the Board shall determine the effective date of the change in control resulting therefrom, for purposes of the Plan.

     CODE means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     CORPORATION means FirstBank NW Corp., a Washington corporation.

     DIRECTOR shall mean a director of the Corporation who is not also an employee of the Corporation or its subsidiaries.

     DISABILITY means any physical or mental injury or disease of a permanent nature which renders a Participant incapable of meeting the requirements of the employment or service performed by such Participant immediately prior to the commencement of such disability. The determination of whether a Participant is disabled shall be made by the Board in its sole and absolute discretion.

     EXCHANGE ACT means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

     FAIR MARKET VALUE shall be determined as follows:

     (a) If the Stock is traded or quoted on the Nasdaq Stock Market or other national securities exchange on any date, then the Fair Market Value shall be the average of the highest and lowest selling price on such exchange on such date or, if there were no sales on such date, then on the next prior business day on which there was a sale.

     (b) If the Stock is not traded or quoted on the Nasdaq Stock Market or other national securities exchange, then the Fair Market Value shall be a value determined by the Board in good faith on such basis as it deems appropriate.

     INCENTIVE STOCK OPTION means an option to purchase shares of Stock granted to a Participant under the Plan which is intended to meet the requirements of
Section 422 of the Code.

     NON-QUALIFIED STOCK OPTION means an option to purchase shares of Stock granted to a Participant under the Plan which is not intended to be an Incentive Stock Option.

     OPTION means an Incentive Stock Option or a Non-Qualified Stock Option.

     PARTICIPANT means a Director or employee of the Corporation or its subsidiaries selected by the Board to receive an Option under the Plan.

     PLAN means this FirstBank NW Corp. 1998 Stock Option Plan.

     STOCK means the common stock, $0.01 par value, of the Corporation.

     TERMINATION FOR CAUSE shall mean termination because of a Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or material breach of any provision of any employment agreement between the Corporation and/or any subsidiary of the Corporation and a Participant.

     SECTION 3. ADMINISTRATION

     (a) The Plan shall be administered by a committee of the Board consisting of at least two persons, each of who shall be a "non-employee director" as defined in Section 16 and Rule 16(b) of the Securities Exchange Act of 1934 and an "outside director" as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. All actions that may be taken by the Board may be taken by such committee. Among other things, the Board shall have authority, subject to the terms of the Plan, to grant Options, to determine the individuals to whom and the time or times at which Options may be granted, to determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options (subject to the requirements of the Code), to determine the terms and conditions of any Option granted hereunder, and the exercise price thereof.

     (b) Subject to the other provisions of the Plan, the Board shall have authority to adopt, amend, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Option and to decide all disputes arising in connection with the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem appropriate to carry the Plan into effect, in its sole and absolute discretion. The Board's decision and interpretations shall be final and binding. Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

     SECTION 4. ELIGIBILITY AND PARTICIPATION.

     Officers and employees of the Corporation and its subsidiaries and Directors shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Board, in its sole discretion, from among those eligible, and the Board shall determine, in its sole discretion, the numbers of shares to be covered by the Option or Options granted to each Participant. Options intended to qualify as Incentive Stock Options shall be granted only to persons who are eligible to receive such options under Section 422 of the Code.

     SECTION 5. SHARES OF STOCK AVAILABLE FOR OPTIONS

     (a) The maximum number of shares of Stock which may be issued and purchased pursuant to Options granted under the Plan is 198,375, subject to the adjustments as provided in Section 5 and Section 9, to the extent applicable. If an Option granted under this Plan expires or terminates before exercise or is forfeited for any reason, the shares of Stock subject to such Option, to the extent of such expiration, termination or forfeiture, shall again be available for subsequent Option grants under Plan. Shares of Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) In the event that the Board determines, in its sole discretion, that any stock dividend, stock split, reverse stock split or combination, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other similar transaction affects the Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to Participants, the Board shall have the right to proportionately and appropriately adjust equitably any or all of (i) the maximum number and kind of shares of Stock in respect of which Options may be granted under the Plan to Participants, (ii) the number and kind of shares of Stock subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, without changing the aggregate purchase price as to which such Options remain exercisable, provided that no adjustment shall be made pursuant to this Section if such adjustment would cause the Plan to fail to comply with Section 422 of the Code with regard to any Incentive Stock Options granted hereunder. No fractional Shares shall be issued on account of any such adjustment.

     (c) Any adjustments under this Section will be made by the Board, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

     SECTION 6. NON-QUALIFIED STOCK OPTIONS

     The Board may, from time to time, grant Non-Qualified Stock Options to Participants upon such terms and conditions as the Board may determine. Non-Qualified Stock Options granted under this Plan are subject to the following terms and conditions:

     (a) Price. The purchase price per share of Stock deliverable upon the exercise of each Non-Qualified Stock Option shall be determined by the Board on the date the option is granted. Such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant. Shares may be purchased only upon full payment of the purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Stock at the Fair Market Value of such shares on the date of surrender or through a "cashless exercise" involving a stock brokerage firm.

     (b) Terms of Options. The term during which each Non-Qualified Stock Option may be exercised shall be determined by the Board, but in no event shall a Non-Qualified Stock Option be exercisable in whole or in part more than ten (10) years from the date of grant. Except as provided herein, no Non-Qualified Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution. The Board shall have discretionary authority to permit the transfer of any Non-Qualified Stock Option to members of a Participant's immediate family, including trusts for the benefit of such family members and partnerships in which such family members are the only partners; provided, however, that a transferred Non-Qualified Stock Option may be exercised by the transferee on any date only to the extent that the Participant would have been entitled to exercise the Non-Qualified Stock Option on such date had the Non-Qualified Stock Option not been transferred. Any transferred Non-Qualified Stock Option shall remain subject to the terms and conditions of the Participant's stock option agreement.

     (c) Termination of Service. Unless otherwise determined by the Board, upon the termination of a Participant's employment (or, in the case of a Director, service as a member of the Board) for any reason other than Disability, death or Termination for Cause, the Participant's Non-Qualified Stock Options shall be exercisable only as to those shares which were immediately exercisable by the Participant at the date of termination and only for a period of one (1) year following termination. Notwithstanding any provision set forth herein nor contained in any Agreement relating to the award of an Option, in the event of Termination for Cause, all rights under the Participant's Non-Qualified Stock

Options shall expire upon termination. In the event of death or termination as a result of Disability of any Participant, all Non-Qualified Stock Options held by the Participant, whether or not exercisable at such time, shall be exercisable by the Participant or his legal representatives or beneficiaries of the Participant for two (2) years or such longer period as determined by the Board following the date of the Participant's death or termination of service due to Disability, provided that in no event shall the period extend beyond the expiration of the Non-Qualified Stock Option term.

     SECTION 7. INCENTIVE STOCK OPTIONS

     The Board may, from time to time, grant Incentive Stock Options to eligible employees. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

     (a) Price. The purchase price per share of Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant. However, if a Participant owns (or, under Section 422(d) of the Code, is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock, the purchase price per share of Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Stock on the date of grant. Shares may be purchased only upon payment of the full purchase price. Payment of the purchase price may be made, in whole or in part, through the surrender of shares of the Stock at the Fair Market Value of such shares on the date of surrender or through a "cashless exercise" involving a stock brokerage firm.

     (b) Amounts of Options. Subject to Sections 4(b) and (c), Incentive Stock Options may be granted to any eligible employee in such amounts as determined by the Board. In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year shall not exceed $100,000. The provisions of this Section 7(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an award is in excess of such limit, it shall be deemed a Non-Qualified Stock Option. The Board shall have discretion to redesignate options granted as Incentive Stock Options as Non-Qualified Stock Options.

     (c) Terms of Options. The term during which each Incentive Stock Option may be exercised shall be determined by the Board, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten (10) years from the date of grant. If at the time an Incentive Stock Option is granted to an employee, the employee owns Stock representing more than ten percent (10%) of the total combined voting power of the Corporation (or, under Section 422(d) of the Code, is deemed to own Stock representing more than ten percent (10%) of the total combined voting power of all such classes of Stock, by reason of the ownership of such classes of Stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such employee, or by or for any corporation, partnership, estate or trust of which such employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted to such employee shall not be exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution.

     (d) Termination of Employment. Upon the termination of a Participant's service for any reason other than Disability, death or Termination for Cause, the Participant's Incentive Stock Options which are then exercisable at the date of termination may only be exercised by the Participant for a period of three
(3) months following termination, after which time they shall be void. Notwithstanding any provisions set forth herein nor contained in any Agreement relating to an award of an Option, in the event of Termination for Cause, all rights under the Participant's Incentive Stock Options shall expire immediately upon termination.

     Unless otherwise determined by the Board, in the event of death or termination of service as a result of Disability of any Participant, all Incentive Stock Options held by such Participant, whether or not exercisable at such time, shall be exercisable by the Participant or the Participant's legal representatives or the beneficiaries of the Participant for one (1) year following the date of the Participant's death or termination of employment as a result of Disability. In no event shall the exercise period extend beyond the expiration of the Incentive Stock Option term.

     (f) Compliance with Code. The options granted under this Section 7 of the Plan are intended to qualify as incentive stock options within the meaning of
Section 422 of the Code, but the Corporation makes no warranty as to the qualification of any option as an incentive stock option within the meaning of
Section 422 of the Code. A Participant shall notify the Board in writing in the event that he disposes of Stock acquired upon exercise of an Incentive Stock Option within the two-year period following the date the Incentive Stock Option was granted or within the one-year period following the date he received Stock upon the exercise of an Incentive Stock Option and shall comply with any other requirements imposed by the Corporation in order to enable the Corporation to secure the related income tax deduction to which it will be entitled in such event under the Code.

     SECTION 8. EXTENSION

     The Board may, in its sole discretion, extend the dates during which all or any particular Option or Options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted without the Participant's consent if it would cause Incentive Stock Options issued under the Plan to fail to comply with Section 422 of the Code.

     SECTION 9. GENERAL PROVISIONS APPLICABLE TO OPTIONS

     (a) Each Option under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

     (b) Each Option may be granted alone, in addition to or in relation to any other Option. The terms of each Option need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Option, any determination with respect to an Option may be made by the Board at the time of grant or at any time thereafter.

     (c) Notwithstanding anything in this Plan to the contrary, in the event of a Change in Control, all then outstanding Options shall become one hundred percent vested and exercisable as of the effective date of the Change in Control. If, in connection with or as a consequence of a Change in Control, the Corporation is merged into or consolidated with another corporation, if the Corporation becomes a subsidiary of another corporation or if the Corporation sells or otherwise disposes of substantially all of its assets to another corporation, then unless provisions are made in connection with such transactions for the continuance of the Plan and/or the assumption or substitution of then outstanding Options with new options covering the stock of the successor corporation, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, such Options shall be canceled as of the effective date of the merger, consolidation, or sale and the Participant shall be paid in cash an amount equal to the difference between the Fair Market Value of the Stock subject to the Options on the effective date of such corporate event and the exercise price of the Options. Notwithstanding anything in this Section 9(c) or any Option agreement to the contrary, in the event that the consummation of a Change in Control is contingent on using pooling of interests accounting methodology, the Board may, in its discretion, take any action necessary to preserve the use of pooling of interests accounting.

     (d) The Corporation shall be entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Corporation with respect to any Options exercised under this Plan, and the Corporation may defer issuance of Stock hereunder until and unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Board or its delegate and shall be payable by the Participant at such time as the Board determines. To the extent authorized by the Board, such withholding obligation may also be satisfied by the payment of cash by the Participant to the Corporation, the tendering of previously acquired shares of Stock of the Participant or the withholding, at the appropriate time, of shares of Stock otherwise issuable to the Participant, in a number sufficient, based upon the Fair Market Value of such Stock, to satisfy such tax withholding requirements. The Board shall be authorized, in its sole discretion, to establish such rules and procedures relating to any such withholding methods as it deems necessary or appropriate, including, without limitation, rules and procedures relating to elections by Participants who are subject to the provisions of Section 16 of the Exchange Act.

     (e) Subject to the terms of the Plan, the Board may at any time, and from time to time, amend, modify or terminate the Plan or any outstanding Option held by a Participant, including substituting therefor another Option of the same or a different type or changing the date of exercise or realization, provided that the Participant's consent to each action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

     SECTION 10. MISCELLANEOUS

     (a) No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving a Participant the right to continued employment or service on the Board. The Corporation expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the Plan or the applicable Option.

     (b) Nothing contained in the Plan shall prevent the Corporation from adopting other or additional compensation arrangements.

     (c) Subject to the provisions of the applicable Option, no Participant shall have any rights as a shareholder (including, without limitation, any rights to receive dividends, or non cash distributions with respect to such shares) with respect to any shares of Stock to be distributed under the Plan until he or she becomes the holder thereof.

     (d) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

     (e) No member of the Board shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board shall be indemnified by the Corporation against any losses incurred in such administration of the Plan, unless his action constitutes serious and willful misconduct.

     (f) The Plan shall be effective upon approval by the Corporation's shareholders. The Plan will be so approved if at an annual or special meeting of shareholders held prior to such date a quorum is present and the votes of the holders of a majority of the securities of the Corporation present or represented by proxy and entitled to vote on such matter shall be cast in favor of its approval.

     (g) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax laws or regulatory requirement.

     (h) Options may not be granted under the Plan after the tenth anniversary of the effective date of the Plan, but then outstanding Options may extend beyond such date.

     (i) To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of Washington.